FOR IMMEDIATE RELEASE                           Contact: Ken R. Bramlett, Jr.
                                                         Chief Financial Officer



              PERSONNEL GROUP OF AMERICA NAMES KEVIN EGAN CHAIRMAN

CHARLOTTE, N.C. (February 10, 2000) - The Board of Directors of Personnel Group of America, Inc. (NYSE:PGA), a leading information technology and professional staffing services company, today announced that Edward P. Drudge, Jr. has retired as chairman and chief executive officer and that Kevin P. Egan, a member of the Board, has been named chairman.

         Egan, who has been a director of PGA since 1995, is president of Tamarack Holdings, an investment company. From 1983 to 1995, he was president and chief operating officer of PrimeNet DataSystems, a provider of database and integrated marketing services. Previously he spent eight years in various executive positions with Manpower, Inc. He also held marketing and management positions with the Graphic Services Division of 3M Company and Transamerica Computer Co.

         The Board intends to immediately launch a national search for a CEO. In the meantime, the Board has formed an interim Office of the President, comprised of James C. Hunt, president and chief operating officer; Ken Bramlett Jr., senior vice president and CFO; Michael H. Barker, president, divisional operations; and Jackie Autry, senior vice president of California IT Operations.

         Speaking on behalf of the Board of Directors, Egan said, "Ed was instrumental in the founding of PGA and in driving the Company's growth over the past five years. Under his leadership the Company has grown from $143 million in revenues in 1995 to $918 million in 1999. Ed assembled an excellent management team, and we are aggressively pursuing our goals for 2000 in both the IT Services and Commercial Staffing Divisions."


                                   -- MORE --

PGA Names Egan Chairman
February 10, 2000
Page 2


         Personnel Group of America, Inc. is a nationwide provider of information technology consulting and custom software development services; high-end clerical, accounting and other specialty professional staffing services; and desktop publishing and computer graphics services. The Company operates through a network of proprietary brand names in strategic markets throughout the United States.


          Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on PGA's operating results, performance or financial condition are fluctuations in the economy, the degree and nature of competition, the demand for PGA's services, changes in laws and regulations affecting PGA's business, PGA's ability to complete acquisitions and integrate the operations of acquired businesses, to recruit, place and retain temporary professionals, to expand into new markets, and to maintain profit margins in the face of pricing pressures and wage inflation, and numerous other factors discussed in PGA's filings with the Securities and Exchange Commission.

                                    -- END --